As filed with the Securities and Exchange Commission on February 10, 2026

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BCE Inc.

(Exact name of Registrant as specified in its charter)

Canada	98-0134477
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1, carrefour Alexander-Graham-Bell

Building A, 7th Floor

Verdun, Québec

Canada H3E 3B3

(Address, including zip code, of principal executive offices)

BCE Inc. Share Unit Plan for Senior Executives and Other Key Employees (1997)

Amended and Restated BCE Inc. Share Unit Plan for Non-Employee Directors (1997)

BCE Inc. Restricted Share Unit Plan for Executives and Other Key Employees (2004)

(Full title of the Plans)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Corporate Secretary BCE Inc. 1, carrefour Alexander-Graham-Bell Building A, 7th Floor Verdun, Québec Canada H3E 3B3	Mario Schollmeyer Sullivan & Cromwell 125 Broad Street New York, NY 10004 (212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement, as required by Rule 428(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by BCE Inc.(the “Registrant” or “BCE”) pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), (Commission file No. 001-8481) are incorporated by reference herein:

(1)	BCE’s Annual Report on Form 40-F for the fiscal year ended December 31, 2024 (the “Form 40-F”), filed with the Commission on March 7, 2025;

(2)

BCE’s unaudited consolidated financial statements for the quarter ended March 31, 2025 and the related Management’s Discussion and Analysis dated May 7, 2025, included in BCE’s Form 6-K dated May 8, 2025;

(3)

BCE’s unaudited consolidated financial statements for the quarter ended June 30, 2025 and the related Management’s Discussion and Analysis dated August 6, 2025, included in BCE’s Form 6-K dated August 7, 2025;

(4)

BCE’s unaudited consolidated financial statements for the quarter ended September 30, 2025 and the related Management’s Discussion and Analysis dated November  5, 2025, included in BCE’s Form 6-K dated November 6, 2025;

(5)

The description of BCE’s common shares contained under the heading “BCE securities” in Exhibit 99.1 to the Form 40-F, including any amendment or report filed for the purpose of updating such description; and

(6)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above.

All documents filed by BCE pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act and, to the extent designated therein, certain Reports on Form 6-K furnished by BCE after the date of this Registration Statement and prior to the termination of this offering of common shares shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing or furnishing such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The directors of BCE Inc., adopted on May 27, 2003 a resolution providing as follows:

“Section 8 — INDEMNIFICATION OF DIRECTORS AND OFFICERS AND OTHER INDIVIDUALS

Subject to the limitations contained in the Canada Business Corporations Act (“CBCA”) but without limit to the right of the Corporation to indemnify any person under the CBCA or otherwise, the Corporation shall indemnify a Director or Officer, a former Director or Officer or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity if (a) such individual acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that such individual’s conduct was lawful. The Corporation shall advance moneys to the Director, Officer or other individual for the costs, charges and expenses of a proceeding referred to herein providing that the individual shall repay the moneys if the individual does not fulfill the conditions of subsection 124(3) of the CBCA.”

This resolution represents, in general terms, the extent to which directors and officers may be indemnified by BCE under the CBCA, the governing Act to which BCE is subject. Except in the case of an action taken by BCE or of a derivative action taken by a shareholder on behalf of BCE, as provided below, the CBCA provides that a director or officer may be indemnified by BCE against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the director or officer is involved because of that association with BCE if (i) such individual acted honestly and in good faith with a view to the best interests of BCE; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that the individual’s conduct was lawful. The right of indemnification is more limited where directors or officers are sued by BCE or on its behalf by a shareholder. In those cases, BCE may, with the approval of a court, indemnify directors and officers against all costs, charges and expenses reasonably incurred by the individual in connection with such action, but not the amount of the judgment or settlement of an action, provided the individual fulfills the conditions of (i) and (ii) above. A director or officer must be indemnified for costs, charges and expenses if he was not judged by the court or other competent authority to have committed any fault or omitted to do anything that such director or officer ought to have done and fulfils the conditions of (i) and (ii) above. BCE may advance moneys to a director or officer for the costs, charges and expenses referred to above, provided that such director or officer shall repay the moneys if the individual does not fulfil the conditions of (i) and (ii) above.

The directors and officers of BCE are covered by a directors’ and officers’ liability insurance policy indemnifying, subject to its terms and conditions, against certain civil liabilities which might be incurred by them in such capacities.

In addition, each director and certain officers of BCE are covered by corporate indemnification agreements with BCE generally providing for indemnification of such person for liabilities incurred in connection with his or her service as a director or officer and obliging BCE to maintain liability insurance to support their indemnification obligations under such agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling BCE pursuant to the foregoing provisions, BCE has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits that are filed with or incorporated by reference into this Registration Statement are set out in the exhibit index below.

Item 8. Undertakings.

The Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	BCE Inc. Share Unit Plan for Senior Executives and Other Key Employees (1997)*

4.2	Amended and Restated BCE Inc. Share Unit Plan for Non-Employee Directors (1997)*

4.3	BCE Inc. Restricted Share Unit Plan for Executives and Other Key Employees (2004)*

23.1	Consent of Deloitte LLP*

24.1	Power of Attorney (included in the signature pages of the Registration Statement)*

107	Calculation of Filing Fee Table*

*	Filed herewith.

Pursuant to Item 8(a)(1) of Form S-8, no opinion of counsel as to the legality of the common shares of BCE registered with respect to the plans covered by this Registration Statement is furnished because no original issuance securities are being registered.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montréal, Province of Quebec, Canada, on this 10th day of February, 2026.

BCE INC.

By:	/s/ Mirko Bibic
Name:	Mirko Bibic
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below the dates indicated:

Signature	Title	Date

/s/ Mirko Bibic Mirko Bibic	President and Chief Executive Officer, and Director (Principal Executive Officer)	February 10, 2026

/s/ Curtis Millen Curtis Millen	Executive Vice-President and Chief Financial Officer (Principal Financial Officer)	February 10, 2026

/s/ Thierry Chaumont Thierry Chaumont	Senior Vice-President, Controller and Tax (Principal Accounting Officer)	February 10, 2026

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints each of Mirko Bibic, Curtis Millen, Robert Malcolmson, Krishna Somers and Melanie Schweizer as his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act, and any rules, regulations and requirements of the Commission thereunder, in connection with the registration under the Securities Act of common shares of BCE to be offered under the BCE Inc. Share Unit Plan for Senior Executives and Other Key Employees (1997), the Amended and Restated BCE Inc. Share Unit Plan for Non-Employee Directors (1997) and the BCE Inc. Restricted Share Unit Plan for Executives and Other Key Employees (2004), including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name, in his or her capacity as a member of the Board of Directors of the Registrant, on any and all amendments, including post-effective amendments, to such registration statement and on any and all instruments and documents filed as part of or in connection with such registration statement and any and all amendments thereto, including post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below the dates indicated:

Signature	Title	Date

/s/ Gordon M. Nixon Gordon M. Nixon	Chairman and Director	February 10, 2026

/s/ Mirko Bibic Mirko Bibic	Director	February 10, 2026

/s/ Robert P. Dexter Robert P. Dexter	Director	February 10, 2026

/s/ Katherine Lee Katherine Lee	Director	February 10, 2026

/s/ Monique F. Leroux Monique F. Leroux	Director	February 10, 2026

/s/ Sheila A. Murray Sheila A. Murray	Director	February 10, 2026

/s/ Louis P. Pagnutti Louis P. Pagnutti	Director	February 10, 2026

/s/ Calin Rovinescu Calin Rovinescu	Director	February 10, 2026

/s/ Karen Sheriff Karen Sheriff	Director	February 10, 2026

/s/ Jennifer Tory Jennifer Tory	Director	February 10, 2026

/s/ Louis Vachon Louis Vachon	Director	February 10, 2026

/s/ Johan Wibergh Johan Wibergh	Director	February 10, 2026

/s/ Cornell Wright Cornell Wright	Director	February 10, 2026

/s/ Steve Weed Steve Weed	Director	February 10, 2026

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of BCE Inc. in the United States, in the City of Newark, State of Delaware on this 10th day of February, 2026.

Puglisi & Associates
(Authorized U.S. Representative)

By:	/s/ Donald Puglisi
Name:	Donald Puglisi
Title:	Authorized Representative